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                                                                 EXHIBIT 5.1

                           [BROWN & BAIN - Letterhead]




                                  August 16, 1995


Mylex Corporation
34551 Ardenwood Boulevard
Fremont, California  94555


                       REGISTRATION STATEMENT ON FORM S-3

Dear Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 17, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of your Common Stock.
As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such shares of Common Stock.

     It is our opinion that, when issued and sold in the manner referred to in the Registration Statement and the Underwriting Agreement referred to therein, such shares of Common Stock will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,



                                        /s/ Brown & Bain
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                                        BROWN & BAIN